Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports Third Quarter Sales of $244.3 Million, Net Earnings of $25.2 Million, GAAP EPS of $0.78, and Adjusted EPS of $1.00

Montvale, NJ, November 4, 2022 - Balchem Corporation (NASDAQ: BCPC) reported today third quarter net earnings of $25.2 million for 2022, compared to net earnings of $25.0 million for the third quarter 2021, adjusted net earnings(a) of $32.4 million, compared to $30.0 million in the prior year quarter, and adjusted EBITDA(a) of $53.8 million, compared to $48.3 million in the prior year quarter.

Third Quarter 2022 Financial Highlights:
•Net sales were $244.3 million, an increase of $46.4 million, or 23.4%, compared to the prior year quarter, with sales growth in all three segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products.
•Adjusted EBITDA was $53.8 million, an increase of $5.4 million, or 11.2%, from the prior year.
•GAAP net earnings were $25.2 million, an increase of $0.2 million, or 0.9% from the prior year. These net earnings resulted in GAAP earnings per share of $0.78.
•Adjusted net earnings were $32.4 million, an increase of $2.4 million or 8.0% from the prior year. These adjusted net earnings resulted in adjusted earnings per share(a) of $1.00.
•The effective tax rate of 18.8% was 327 basis points lower than the prior year tax rate of 22.0%.
•Cash flows from operations were $41.6 million for the third quarter 2022, with quarterly free cash flow(a) of $26.8 million.

Recent Highlights:
•On August 30, 2022, we completed the acquisition of Cardinal Associates Inc. and its Bergstrom Nutrition business (collectively, "Bergstrom"), a leading science-based manufacturer of methylsulfonylmethane (MSM), based in Vancouver, Washington. MSM is a widely used ingredient with strong scientific evidence supporting its benefits for joint health, sports nutrition, skin and beauty, healthy aging, and pet health. Bergstrom's MSM brand "OptiMSM®" delivers the highest quality and purity MSM on the market and is the only brand of MSM with a U.S. GRAS "generally regarded as safe" designation.
•Balchem's VitaCholine® brand recently won NutraIngredients USA's prestigious Nutra Award for Ingredient of the Year - Cognitive Function. VitaCholine® is the premier source of choline, an essential nutrient that supports cognition and brain development in children. A clinical study recently published by Cornell University researchers showed significant brain benefits for babies born to mothers who received higher levels of supplemental choline during pregnancy.
•We made repayments on our revolving debt in the third quarter of $41.0 million. Net debt was $406.1 million, with an overall leverage ratio on a net debt basis of 1.9.

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Ted Harris, Chairman, President and CEO of Balchem said, “The third quarter of 2022 was another solid growth quarter for Balchem as we delivered both sales and earnings growth year over year in an increasingly challenging macro-economic environment. Additionally, we were very pleased to have further accelerated our strategic initiatives, highlighted by the acquisition of Bergstrom. This acquisition adds to our science based health and nutrition product offering for our Human Nutrition and Health segment and our Animal Nutrition and Health segment, and is synergistic with our existing organic growth platforms.”

Mr. Harris added, “I would like to take this opportunity to thank all of our employees for their contributions to our strong performance and for their continued dedication and focus on driving results in a unique and challenging market environment, while also welcoming once again the Bergstrom team to Balchem."

Results for Period Ended September 30, 2022 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$244,267	$197,869	$709,827	$585,890
Gross margin	68,430	60,934	211,812	179,108
Operating expenses	34,805	28,421	99,931	85,427
Earnings from operations	33,625	32,513	111,881	93,681
Other expense	2,540	428	3,908	1,594
Earnings before income tax expense	31,085	32,085	107,973	92,087
Income tax expense	5,836	7,072	24,012	20,932
Net earnings	$25,249	$25,013	$83,961	$71,155

Diluted net earnings per common share	$0.78	$0.77	$2.59	$2.18

Adjusted EBITDA(a)	$53,774	$48,344	$163,815	$144,213
Adjusted net earnings(a)	$32,387	$29,975	$100,191	$88,819
Adjusted net earnings per common share(a)	$1.00	$0.92	$3.09	$2.72

Shares used in the calculations of diluted and adjusted net earnings per common share	32,367	32,644	32,392	32,651

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Third Quarter of 2022:

The Human Nutrition & Health segment generated quarterly sales of $142.7 million, an increase of $31.5 million or 28.3% compared to the prior year quarter. The increase was primarily driven by sales growth within food and beverage markets, the contribution from recent acquisitions, as well as sales growth within the minerals and nutrients business, partially offset by an unfavorable impact related to changes in foreign currency exchange rates. Third quarter earnings from operations for this segment of $20.6 million increased $0.8 million or 4.0% compared to $19.8 million in the prior year quarter, primarily due to the aforementioned higher sales and higher average selling prices, partially offset by higher manufacturing input costs, higher amortization and operating expenses related to the recent acquisitions, and the timing of an insurance reimbursement received in the prior year. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $4.0 million and $4.3 million for the third quarter of 2022 and 2021, respectively, additional amortization of intangible assets of $2.1 million and inventory valuation adjustments of $1.5 million related to acquisitions for the third quarter of 2022, and the expense related to the flash flood event of $0.2 million for the third quarter of 2021, adjusted earnings from operations(a) for this segment were $28.2 million, compared to $24.3 million in the prior year quarter, a 16.1% increase year over year.

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Balchem Corporation (NASDAQ:BCPC)
The Animal Nutrition & Health segment generated quarterly sales of $65.6 million, an increase of $9.4 million or 16.7% compared to the prior year quarter. The increase was the result of higher sales in both monogastric and ruminant species markets, the contribution from the recent acquisition of Bergstrom which included a small Animal Nutrition business, partially offset by an unfavorable impact related to changes in foreign currency exchange rates. Third quarter earnings from operations for this segment of $8.0 million increased $0.6 million or 8.0% compared to $7.4 million in the prior year quarter, primarily due to the aforementioned higher sales and higher average selling prices, partially offset by increases in manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.1 million and $0.2 million for the third quarter of 2022 and 2021, respectively, and the expense related to the flash flood event of $0.3 million for the third quarter of 2021, third quarter adjusted earnings from operations for this segment were $8.2 million compared to $7.8 million in the prior year quarter, an increase of 4.7% year over year.

The Specialty Products segment generated quarterly sales of $29.6 million, an increase of $2.0 million or 7.3% compared to the prior year quarter, due to higher sales of products in the performance gases business, partially offset by lower plant nutrition sales, and an unfavorable impact related to changes in foreign currency exchange rates. Earnings from operations for this segment were $7.1 million, compared to $6.5 million in the prior year comparable quarter, an increase of $0.7 million or 10.1%, primarily due to the aforementioned higher sales, partially offset by increases in manufacturing input costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the third quarter of 2022 and 2021 of $1.0 million and $1.2 million, respectively, adjusted earnings from operations for this segment were $8.1 million, compared to $7.7 million in the prior year quarter, an increase of 5.8% year over year.
Consolidated gross margin for the quarter ended September 30, 2022 of $68.4 million increased by $7.5 million or 12.3%, compared to $60.9 million for the prior year comparable period. Gross margin as a percentage of sales was 28.0% as compared to 30.8% in the prior year period, a decrease of 278 basis points, primarily due to increases in certain manufacturing input costs and distribution costs and the timing of insurance proceeds in the prior year. Operating expenses of $34.8 million for the quarter increased $6.4 million from the prior year comparable quarter, primarily due to incremental expenses and amortization from the Kappa and Bergstrom acquisitions, and an increase in outside services, partially offset by a reduction in compensation-related costs. Excluding non-cash operating expenses associated with amortization of intangible assets of $7.3 million, operating expenses were $27.5 million, or 11.3% of sales.
Interest expenses were $3.6 million and $0.6 million in the third quarter of 2022 and 2021, respectively. Our effective tax rates for the three months ended September 30, 2022 and 2021 were 18.8% and 22.0%, respectively. The decrease in the effective tax rate from the prior year was primarily due to a favorable provision to return adjustment related to an increase in certain tax credits and deductions.
For the quarter ended September 30, 2022, cash flows provided by operating activities were $41.6 million, and free cash flow was $26.8 million. The $226.0 million of net working capital on September 30, 2022 included a cash balance of $56.5 million, which reflects repayments of the revolving loan of $41.0 million, and capital expenditures and intangible assets acquired of $15.0 million.
Ted Harris said, “I am very pleased with how the Balchem team continues to manage through the current market conditions, and how we have shown resilience and the ability to deliver strong results, even in challenging times. We remain excited about our future and our ability to provide solutions for the health and nutritional needs of the world while acting as strong stewards of all of our stakeholders.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Friday, November 4, 2022, at 11:00 AM Eastern Time (ET) to review third quarter 2022 results. Ted Harris, Chairman, President and CEO and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, November 18, 2022. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13733850.
Segment Information
Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarterly period ended June 30, 2022. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Jacqueline Yarmolowicz, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Human Nutrition & Health	$142,655	$111,200	$396,728	$327,187
Animal Nutrition & Health	65,604	56,192	197,546	161,821
Specialty Products	29,641	27,615	99,622	89,645
Other and Unallocated (b)	6,367	2,862	15,931	7,237
Total	$244,267	$197,869	$709,827	$585,890

Business Segment Earnings Before Income Taxes:	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Human Nutrition & Health	$20,584	$19,801	$64,592	$58,512
Animal Nutrition & Health	8,036	7,442	26,943	16,059
Specialty Products	7,105	6,455	24,785	23,373
Other and Unallocated (b)	(2,100)	(1,185)	(4,439)	(4,263)
Interest and other expense	(2,540)	(428)	(3,908)	(1,594)
Total	$31,085	$32,085	$107,973	$92,087

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $1,640 and $2,816 for the three and nine months ended September 30, 2022, respectively, and $305 and $1,005 for the three and nine months ended September 30, 2021, respectively (refer to note 4 for descriptions of these charges), and (ii) Unallocated amortization expense of $734 and $2,213 for the three and nine months ended September 30, 2022, respectively, and $604 and $1,812 for the three and nine months ended September 30, 2021, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	September 30, 2022	December 31, 2021
	(unaudited)

Cash and Cash Equivalents	$56,489	$103,239
Accounts Receivable, net	140,812	117,408
Inventories	139,464	91,058
Derivative Assets	14,540	—
Other Current Assets	16,806	10,527
Total Current Assets	368,111	322,232

Property, Plant & Equipment, net	260,008	237,517
Goodwill	749,035	523,949
Intangible Assets with Finite Lives, net	227,323	94,665
Right of Use Assets	13,819	9,288
Other Assets	14,712	11,674
Total Assets	$1,633,008	$1,199,325

Current Liabilities	$142,085	$143,802
Revolving Loan	462,569	108,569
Deferred Income Taxes	76,771	46,455
Derivative Liabilities	—	2,658
Contingent Consideration Liabilities	30,547	—
Other Long-Term Obligations	25,114	20,826
Total Liabilities	737,086	322,310

Stockholders' Equity	895,922	877,015

Total Liabilities and Stockholders' Equity	$1,633,008	$1,199,325

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$83,961	$71,155
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37,958	36,622
Stock compensation expense	9,838	8,809
Other adjustments	912	(2,231)
Changes in assets and liabilities	(35,788)	1,668
Net cash provided by operating activities	96,881	116,023

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(365,780)	—
Capital expenditures and intangible assets acquired	(35,793)	(22,391)
Proceeds from insurance and sale of assets	198	1,272
Purchase of convertible note	(150)	—
Net cash used in investing activities	(401,525)	(21,119)

Cash flows from financing activities:
Proceeds from revolving loan	435,000	5,000
Principal payments on revolving loan	(81,000)	(60,000)
Principal payments on acquired debt	(30,782)	—
Cash paid for financing costs	(1,232)	—
Principal payments on finance lease	(125)	(118)
Proceeds from stock options exercised	2,172	6,351
Dividends paid	(20,708)	(18,704)
Purchase of treasury stock	(35,245)	(18,762)
Net cash provided by (used in) financing activities	268,080	(86,233)

Effect of exchange rate changes on cash	(10,186)	(3,229)

(Decrease) increase in cash and cash equivalents	(46,750)	5,442

Cash and cash equivalents, beginning of period	103,239	84,571
Cash and cash equivalents, end of period	$56,489	$90,013

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain equity compensation, and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Reconciliation of adjusted gross margin
GAAP gross margin	$68,430	$60,934	$211,812	$179,108
Expense related to a flash flood event (1)	—	543	—	4,308
Inventory valuation adjustment (2)	1,584	—	1,584	—
Amortization of intangible assets and finance lease (3)	677	336	1,313	1,164
Adjusted gross margin	$70,691	$61,813	$214,709	$184,580

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$33,625	$32,513	$111,881	$93,681
Expense related to a flash flood event (1)	—	543	—	4,308
Inventory valuation adjustment (2)	1,584	—	1,584	—
Amortization of intangible assets and finance lease (3)	7,975	6,207	19,840	19,025
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	1,640	305	2,816	1,005
Adjusted earnings from operations	$44,824	$39,568	$136,121	$118,019

Reconciliation of adjusted net earnings
GAAP net earnings	$25,249	$25,013	$83,961	$71,155
Expense related to a flash flood event (1)	—	543	—	4,308
Inventory valuation adjustment (2)	1,584	—	1,584	—
Amortization of intangible assets and finance lease (3)	8,097	6,278	20,103	19,237
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	1,640	305	2,816	1,005
Unrealized foreign currency gain on contingent consideration liability and net realized gain on foreign currency forward contracts (5)	(2,015)	—	(2,527)	—
Income tax adjustment (6)	(2,168)	(2,164)	(5,746)	(6,886)
Adjusted net earnings	$32,387	$29,975	$100,191	$88,819

Adjusted net earnings per common share - diluted	$1.00	$0.92	$3.09	$2.72

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021.

Table 2
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income - as reported	$25,249	$25,013	$83,961	$71,155
Add back:
Provision for income taxes	5,836	7,072	24,012	20,932
Other expense	2,540	428	3,908	1,594
Depreciation and amortization	13,976	12,088	37,696	36,410
EBITDA	47,601	44,601	149,577	130,091
Add back certain items:
Non-cash compensation expense related to equity awards	2,949	2,895	9,838	8,809
Expense related to a flash flood event (1)	—	543	—	4,308
Inventory valuation adjustment (2)	1,584	—	1,584	—
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	1,640	305	2,816	1,005
Adjusted EBITDA	$53,774	$48,344	$163,815	$144,213

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and nine months ended September 30, 2022 and 2021.

Table 3
(unaudited)

	Three Months Ended September 30,
	2022	Effective Tax Rate	2021	Effective Tax Rate
GAAP Income Tax Expense	$5,836	18.8%	$7,072	22.0%
Impact of ASU 2016-09 (7)	214		491
Adjusted Income Tax Expense	$6,050	19.5%	$7,563	23.6%

	Nine Months Ended September 30,
	2022	Effective Tax Rate	2021	Effective Tax Rate
GAAP Income Tax Expense	$24,012	22.2%	$20,932	22.7%
Impact of ASU 2016-09 (7)	714		1,031
Adjusted Income Tax Expense	$24,726	22.9%	$21,963	23.9%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2022 and 2021.

Table 4
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$41,620	$39,634	$96,881	$116,023
Capital expenditures and capitalized ERP implementation costs	(14,841)	(8,559)	(35,021)	(22,106)
Free cash flow	$26,779	$31,075	$61,860	$93,917

(1) Expense related to a flash flood event: Expenses related to a flash flood event at our Verona, Missouri manufacturing site are expensed in our GAAP financial statements. We believe that excluding these costs from our non-GAAP financial measures is useful to investors because such expense is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company's cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Unrealized foreign currency gain on contingent consideration liability and net realized gain on foreign currency forward contracts: The unrealized foreign currency gain relates to the contingent consideration liability recorded in connection with Kappa acquisition and was recorded as other income in our GAAP financial statements. The net realized gain on foreign currency exchange forward contracts relates to four short-term foreign currency exchange forward contracts with JP Morgan Chase, N.A. in connection with the Kappa acquisition. These contracts did not qualify for hedge accounting and the net gain was recorded as other income in our GAAP financial statements. We believe that excluding these gains and losses from our non-GAAP financial measures is useful to investors because such income or expense are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(7) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and nine months ended September 30, 2022 and 2021, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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